Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-209862) of Equity Bancshares, Inc. of our report dated March 17, 2016, with respect to the consolidated financial statements of Equity Bancshares, Inc., appearing in this Annual Report on Form 10-K of Equity Bancshares, Inc. for the year ended December 31, 2015.

/s/ Crowe Chizek LLP
Crowe Chizek LLP

Oak Brook, Illinois

March 17, 2016